Exhibit 10.2

SEVERANCE AGREEMENT
AND

GENERAL AND SPECIAL RELEASE

This Severance Agreement and General and Special Release (this “Agreement”), is effective as of August 26, 2002 (the “Effective Date”), by and between Elgar Electronics Corporation, a California corporation (“Employer”), and Kenneth R. Kilpatrick (“Employee”).

RECITALS

WHEREAS, Employer and Employee are party to that certain Employment Agreement, dated as of February 3, 1998, as amended by Amendment No. 1 thereto, dated as of March 7, 2002 (the “Employment Agreement”);

WHEREAS, Employee has resigned as the President and Chief Executive Officer of Employer, effective as of the Effective Date, and has been appointed Vice Chairman of the Board of Directors of each of Employer and its parent corporation, Elgar Holdings, Inc., a Delaware corporation (“Parent”); and

WHEREAS, the parties desire to finally and forever amicably settle and resolve all matters among them and all matters arising from Employee’s employment with Employer and Parent arising on or prior to Effective Date.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1.             Severance Compensation.  Notwithstanding anything contained in Section 4 of the Employment Agreement to the contrary, in connection with Employee’s resignation as the President and Chief Executive Officer of Employer, effective as of the Effective Date, Employee shall be entitled to the continuation of payments of his annual base salary (in the amount of $225,000) in the same periodic installments provided for in Section 5.1 of the Employment Agreement through December 31, 2003 (the period from the Effective Date through December 31, 2003 shall be known as the “Severance Period” for purposes of the Employment Agreement).  In addition, during the Severance Period, Employer shall continue to pay the automobile allowance set forth in Section 5.5 of the Employment Agreement and Employer shall continue to make all Employer contributions to medical and dental and life insurance premiums for all Employer maintained plans under which Employee is an insured or covered as of the commencement of the Severance Period, to the extent Employee is eligible to participate in such plans.

2.             Bonuses.  On or before December 20, 2002, Employee shall be paid the refinancing bonus to which he is entitled in the amount of $78,170.  This bonus relates to the refinancing Employer and Parent concluded on June 26, 2002.  In the event operating bonuses are paid with respect to the year 2002 to Employer’s executive officers, Employee shall be entitled to a pro rata portion of the operating bonus allocable to him based upon the number of days Employee worked in 2002.

3.             Sole Entitlement.  Employee agrees that his sole entitlement to compensation, including base salary and any bonus or other payments of any kind, monetary or nonmonetary benefits or perquisites, with respect to his employment with or his services rendered to Employer or Parent, and all other matters among Employee, Employer and Parent, including but not limited to, any and all rights or claims arising from or relating to the Employment Agreement, is as expressly set forth in this Agreement, or as otherwise may be provided to Employee in his capacity as a director of Employer or Parent, as described in Section 4 below.

4.             Non-Executive Benefits.  In addition to the compensation provided in Sections 1 and 2 above, Employee shall be provided with the benefits described herein in consideration of Employee’s service as Vice Chairman of the Board of Directors of each of Employer and Parent.

(a)           During Employee’s term as Vice Chairman of the Board of Directors of each of Employer and Parent (the “VC Term”), Employee shall be provided directors’ and officers’ liability insurance comparable to the standard directors’ and officers’ liability insurance coverage afforded other members of the Board of Directors of each of Employer and Parent.

(b)           During the VC Term, Employee shall be paid an annual retainer in the aggregate amount of $15,000, payable in the same manner as paid to other members of Employer’s and Parent’s board of directors; provided that the annual retainer of $15,000 shall be the amount for service on the boards of directors of both Employer and Parent (for the sake of clarity, the total amount of such annual retainer shall be $15,000, not $30,000).

(c)           During the VC Term, Employee shall be paid $1,500 for each meeting of the Board of Directors of Employer and Parent attended by Employee; provided that if meetings of the Boards of Directors of Parent and Employer are held simultaneously, Employee shall be paid a single attendance fee of $1,500 for attending such meetings.

(d)           During the VC Term, upon submission of appropriate receipts and other documents, Employee shall be reimbursed for the reasonable out-of-pocket business expenses incurred by Employee in fulfilling his duties as Vice Chairman of the Board of Directors of each of Employer and Parent.

5.             Release by Employee.

(a)           Employee (for himself, his agents, heirs, executors and administrators) does hereby and forever release and discharge Employer and any and all past and present parent, subsidiaries and otherwise affiliated corporations and divisions of Employer, as well as the successors, stockholders, officers, directors, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all causes of action or claims of whatsoever kind or character whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Employee has or may have by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the Effective Date attributable to or arising from the employment of Employee by Employer or Parent (whether pursuant to the Employment Agreement or otherwise) or the termination thereof, whether arising under any federal, state or other governmental statute, regulation or ordinance or common law or equity on any theory of pleading or proof, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination on the basis of race, religion, color, sex and national origin, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended, which prohibits discrimination on the basis of age 40 and over, and any wrongful termination claims.  The foregoing will not be deemed to release any claim by Employee to enforce this Agreement or to enforce Employee’s rights as a shareholder of Parent.

(b)           Other than for claims specified in the last sentence of Section 5(a) above, Employee hereby waives his right to file any charge or complaint arising out of his employment with or separation from Employer or Parent before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  This statement of general release and waiver shall include, but not be limited to, all claims or actions arising out of, or relating in any way to, Employee’s employment and severance of Employee’s employment with Employer and/or Parent.

(c)           Employee understands that if this Agreement is not signed, Employee would have the right to voluntarily assist other individuals or entities in bringing claims against Employer (or any of Employer’s officers, directors, stockholders, affiliates and agents).  Employee further understands and agrees hereby that Employee waives such right and will not provide any such assistance other than assistance in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission, the National Labor Relations Board or other government agency.  Employer and Employee further agree that Employee may provide information pursuant to any valid subpoena or other compulsory process.  To the extent the law allows any government agency to file such charges on Employee’s behalf and the Employment Agreement, as amended hereby, does not prohibit Employee’s cooperation with such agency, Employee agrees the Employment Agreement, as amended hereby, will nonetheless act as a waiver of any recovery by Employee in such government-instituted action.

(d)           If Employee violates this Agreement by suing Employer, its subsidiaries or affiliates (including its officers, directors and stockholders) or those associated with Employer, for any claim that he has released under this Agreement, Employee agrees that Employee will pay all costs and expenses of defending against that suit incurred by Employer or its parent, affiliates (including its officers, directors and stockholders) or those associated with Employer, including reasonable attorneys’ fees.

6.             Release by Employer.  Employer does hereby and forever release and discharge Employee (and his agents, heirs, executors and administrators) from any and all causes of action or claims of whatsoever kind or character whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Employer has or may have by reason of any and all acts, omissions, events or facts occurring or existing on or prior to the Effective Date attributable to or arising from the employment of Employee by Employer (whether pursuant to the Employment Agreement or otherwise) or the termination thereof, whether arising under any federal, state or other governmental statute, regulation or ordinance or common law or equity on any theory of pleading or proof.  The foregoing will not be deemed to release any claim by Employer (1) to enforce the Employment Agreement or this Agreement or (2) for any acts of fraud, willful misconduct or gross negligence engaged in by Employee while serving as an executive officer of the Company.

7.             Waiver of Unknown Claims.  There is a risk that after the execution of this Agreement either party will incur or suffer losses, damages or injuries which are in some way caused by, arising out of, or result from the former employment relationship between Employee and Employer but which are unknown or unanticipated at the time this Agreement is signed.  Each party assumes the risks and understands that the releases by Employee and Employer in Sections 5 and 6 of this Agreement, respectively, shall apply to all unknown or unanticipated results of the transactions and occurrences, as well as those known or anticipated, and upon advice of legal counsel, all parties do waive any and all rights under California Code section 1542, which section has been duly explained and reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time cuting the release, which if known by him must have materially affected his settlement with the debtor.”

Each party understands and acknowledges the significance and consequences of this specific waiver of section 1542.

8.             Older Workers Benefit Protection Act Waiver.

(a)           Age Discrimination Is Specifically Intended to Be Included As a Released Dispute.  Employee specifically intends that the disputes he is releasing herein include the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990 (“ADEA”), except for any allegation that a violation of the ADEA occurred following his execution of this Agreement.

(b)           Advice To Consult An Attorney.  Employee is hereby advised to consult with his attorney before signing this Agreement because he is permanently giving up legal rights.

(c)           Reasonable Time To Consider This Agreement.  Employee acknowledges that he has been given a reasonable period of time (up to 21 days, if he so chooses) to consider this Agreement prior to his signing this Agreement.  Employee understands that he has seven days following the signing of this Agreement to revoke it.

(d)           Procedure for Revoking ADEA Claim Release.  In order to effectively revoke Employee’s release of any claim for violation of the ADEA, the parties agree that Employee must provide notice of such revocation to Employer within seven calendar days after Employee executes this Agreement in accordance with the notice provisions contained in the Employment Agreement.

9.             Cessation of Employment.  It is expressly agreed that any and all express or implied employment agreements among Employee, Employer and Parent are terminated as of the Effective Date, other than those provisions of the Employment Agreement that by their terms expressly survive cessation of Employee’s employment thereunder.

10.          Governing Law; Jurisdiction.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.  Any disputes arising out of, or related to, this Agreement that are adjudicated in the courts shall be adjudicated exclusively in the state courts of California located in the county of San Diego, California.  The parties hereby consent to exclusive personal jurisdiction in such county.

11.          Counterparts.  This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Employee has executed the same as of the day and year first written above.

ELGAR ELECTRONICS CORPORATION

By:	/s/ Kenneth R. Kilpatrick
Name: Kenneth R. Kilpatrick
Title: President and Chief Executive Officer

/s/ Kenneth R. Kilpatrick
Kenneth R. Kilpatrick

Acknowledged and Agreed by:

ELGAR HOLDINGS, INC.

By:	/s/ Donald Glickman
Name: Donald Glickman
Title: Vice President